EXECUTION VERSION

Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

ALBIREO AB,

ALBIREO PHARMA, INC.

AND

ARES TRADING SA

August 31, 2021

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5.4	No Consents	10

5.5	Financing	10

5.6	No Broker	11

5.7	Non-Reliance	11

ARTICLE VI CONDITIONS TO CLOSING		11

6.1	Conditions Precedent of Buyer and Seller	11

6.2	Buyer’s Conditions Precedent	11

6.3	Seller’s Conditions Precedent	12

ARTICLE VII PRE-CLOSING COVENANTS AND AGREEMENTS		12

7.1	Efforts; Antitrust	12

7.2	Notification; Consultation	13

7.3	No Divestiture	13

7.4	No Solicitation	14

7.5	Other Covenants	14

ARTICLE VIII INDEMNIFICATION		14

8.1	Indemnification	14

8.2	Indemnification Procedures	16

8.3	Direct Claims	17

8.4	Exclusive Remedy	17

8.5	Adjustments	17

ARTICLE IX TERMINATION		17

9.1	Termination Prior to Closing	17

9.2	Effect of Termination	17

ARTICLE X ADDITIONAL COVENANTS		18

10.1	Further Assurances	18

10.2	Compliance with Legal Requirements	18

10.3	Marketing	18

10.4	Nondisclosure	18

10.5	Disclosures Concerning this Agreement	18

ARTICLE XI GENERAL PROVISIONS		19

11.1	Transfer Taxes and Fees	19

11.2	Priority Review Fee	19

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11.3	Notices	19

11.4	Construction	20

11.5	Counterparts	21

11.6	Entire Agreement	21

11.7	Assignment	21

11.8	Severability	21

11.9	Remedies Cumulative	21

11.10	Governing Law	21

11.11	WAIVER OF JURY TRIAL	22

11.12	Amendment; Extension; Waiver	22

11.13	Representation by Counsel; Interpretation	22

11.14	No Benefit to Third Parties	22

11.15	Expenses	22

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2021 (the “Effective Date”), by and among Ares Trading SA, a corporation organized under the laws of Switzerland (“Buyer”), Albireo AB, a corporation organized under the laws of Sweden (“Seller”), and Albireo Pharma, Inc., a corporation organized under the laws of Delaware (“Albireo Pharma”), for the limited purposes of ARTICLES VII, VIII, X and XI.  Buyer, Seller and Albireo Pharma may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the sole beneficial and record holder of all right, title and interest in and to the Priority Review Voucher (as defined below).

WHEREAS, Seller and Buyer each (i) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”), and (ii) in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

(a)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it:  (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b)“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any sale, assignment, transfer or encumbrance, whether by option, agreement, understanding or other arrangement, of any right, title or interest in and to the Purchased Assets;

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provided, that for the avoidance of doubt, “Alternative Transaction” shall not include (i) a transaction for the sale, assignment, transfer or encumbrance of any or all of the equity interests of Seller (whether through a stock purchase, merger or otherwise), or (ii) any acquisition or sale of substantially all of Seller’s assets so long as such acquisition or sale provides that this Agreement continues to be binding, enforceable and in full force and effect on the same terms in effect as of the Effective Date.

(c)“Business Day” means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in New York, New York.

(d)“Buyer Fundamental Representations” means those representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.6.

(e)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(f)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.

(g)“FDA” means the United States Food and Drug Administration.

(h)“FDCA” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and including any rules and regulations promulgated thereunder.

(i)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

(j)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(k)“Knowledge” means, with respect to Seller, the actual knowledge of the facts and information of any director or officer of Seller, after performing a reasonable inquiry with respect to such facts and information.

(l)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses.  Legal Requirements shall include, with respect to Seller, any responsibilities, obligations, requirements, parameters and conditions

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relating to the Priority Review Voucher set forth in (i) the NDA Approval Letter, (ii) Section 529 of the FDCA (21 U.S.C. § 360ff), or (iii) any other correspondence received by Seller or its Affiliates from the FDA.

(m)“Lender Notice” means that the notice under the Loan and Security Agreement, a form of which is attached hereto as Exhibit A.

(n)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

(o)“Loan and Security Agreement” means that certain Loan and Security Agreement by and among Seller, the Borrowers and Lenders identified therein and Hercules Capital, Inc., dated June 8, 2020.

(p)“Mutual Confidentiality Agreement” means that certain Mutual Confidentially Agreement by and between the Parties, dated July 27, 2021.

(q)“NDA Approval Letter” means the NDA approval letter dated July 20, 2021 from the FDA to Seller, Reference ID 4828760, regarding approval of the Subject NDA and granting the Priority Review Voucher, attached hereto as Exhibit B.

(r)“Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(s)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(t)“Priority Review” means a priority review of and  action by the FDA upon a human drug application not later than six (6) months after receipt by the FDA of such application, as defined and provided in Section 529(a)(1) the FDCA (21 U.S.C. § 360ff(a)(1)).

(u)“Priority Review Voucher” means the priority review voucher issued by the FDA to Seller pursuant to section 529(b)(1) of the FDCA (21 U.S.C. § 360ff(b)(1)), that entitles the holder of such voucher to Priority Review, as evidenced by the NDA Approval Letter, and assigned tracking number PRV NDA 215498.

(v)“Proceeding” means any action, arbitration, audit, claim, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(w)“Purchased Assets” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.

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(x)“Regulatory Change” means any (i) changed or additional Legal Requirement, amendment, supplement or interpretation to any then-existing Legal Requirement, or (ii) additional, amended or supplemented term or condition that is not set forth in the Approval Letter or on a party seeking to use or transfer the Priority Review Voucher, that in either case of (i) or (ii) has been enacted, adopted, approved, or imposed by a Governmental Entity with appropriate jurisdiction over the matter between the Effective Date and the Closing Date and materially adversely impacts or limits the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Priority Review Voucher.

(y)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(z)“Seller Fundamental Representations” means those representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.10, 4.11, 4.12 and 4.13.

(aa)“Subject NDA” means New Drug Application (“NDA”) Number 215498, approved by the FDA on July 20, 2021 for BYLVAY (odevixibat) capsules and oral pellets for  the treatment of pruritus in patients three months of age and older with progressive familial intrahepatic cholestasis (PFIC).

(bb)“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

(cc)“Tax Authority” shall mean any Governmental Entity, having or purporting to exercise jurisdiction with respect to any Tax.

(dd)“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

(ee)“Third Party” means any Person other than a Party and such Party’s Affiliates.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1Purchase and Sale; No Assumed Liabilities.

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(a)Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, at the Closing all of Seller’s right, title and interest in, to and under the Purchased Assets, in each case free and clear of all Encumbrances.

(b)Buyer shall not assume, nor shall it be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of any nature of Seller or its Affiliates, including any Liabilities arising from or related to Seller’s ownership prior to the Closing of any rights with respect to the Purchased Assets (other than such obligations as are imposed generally by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the Closing pursuant to this Agreement) (all of such excluded Liabilities, “Excluded Liabilities”).

2.2Purchase Price.  The total consideration (the “Purchase Price”) to be paid by Buyer to Seller for all of the Purchased Assets shall be One Hundred Five Million Dollars (U.S. $105,000,000) due and payable on the Closing Date.  Buyer shall pay the Purchase Price to Seller on the Closing Date in United States dollars by wire transfer of immediately available funds to a bank account of Seller in accordance with the wire instructions provided by Seller to Buyer at least five (5) days prior to the Closing Date.

2.3Indirect Tax.  All amounts due under, and consideration given in respect of the subject matter of, this Agreement from or by Buyer, including the Purchase Price, are exclusive of value added taxes (“VAT”), goods and services tax (“GST”) or sales tax (all of such taxes together, “Indirect Tax”).  If any Indirect Tax is chargeable in respect of any supply made by Seller or any Affiliate of Seller to Buyer or any Affiliate of Buyer, Buyer shall on demand pay or reimburse (or procure that the relevant Affiliate of Buyer shall pay or reimburse) such Indirect Tax in addition to the amounts or consideration otherwise due or payable, at the rate in force at the time of the relevant supply or such other time as is stipulated under the relevant legislation.  Seller shall (and shall procure that each relevant Affiliate of Seller shall) promptly provide to Buyer or relevant Affiliate of Buyer a valid invoice (including a VAT invoice or GST invoice) in respect of any such Indirect Tax.  Each of Seller and Buyer shall use (and procure that their respective Affiliates shall use) commercially reasonable efforts to minimize (to the extent permissible at Law) obligations relating to Indirect Tax as a result of the transactions contemplated by this Agreement.  Seller shall remit such Indirect Tax to the competent Tax authorities and shall cooperate with Buyer in any way reasonably requested to obtain legally permitted reductions, credits or refunds of any invoiced Tax amount.  Seller shall deliver to Buyer the wiring instructions as provided under Section 2.2, and shall cooperate with Buyer in order to enable Buyer to make any required Tax payments in connection therewith.

ARTICLE III

CLOSING

3.1Closing.  The consummation of the Asset Purchase contemplated by this Agreement (the “Closing”) shall be conducted telephonically or via email, facsimile transfer or other similar means of correspondence on such date to be mutually agreed upon by Buyer and

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Seller, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions).  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

3.2Transactions to be Effected at Closing.  At the Closing:

(a)Seller shall deliver, or cause to be delivered, to Buyer a duly executed Bill of Sale substantially in the form attached hereto as Exhibit C;

(b)Seller shall deliver, or cause to be delivered, to Buyer a duly executed certificate from an authorized officer of Seller certifying as to the matters set forth in Section 6.2(c);

(c)Buyer shall deliver, or cause to be delivered, to Seller a duly executed certificate from an authorized officer of the Buyer certifying as to the matters set forth in Section 6.3(c);

(d)Seller shall deliver, or cause to be delivered, to Buyer an executed certificate of the secretary or an assistant secretary (or equivalent duly authorized officer or other representative) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) as to the incumbency of each person executing this Agreement and any other document delivered in connection herewith on behalf of Seller and that the signature of each such person on this Agreement and such other document is such person’s genuine signature;

(e)Buyer shall pay the Purchase Price to Seller in accordance with Section 2.2;

(f)Seller shall deliver, or cause to be delivered, to Buyer a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA pursuant to Section 3.3(b), which notification shall be substantially in the form attached hereto as Exhibit D or such other form as the FDA may require as of the Closing Date; and

(g)Buyer shall deliver, or cause to be delivered, to Seller a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA pursuant to Section 3.3(b), which notification shall be substantially in the form attached hereto as Exhibit E or such other form as the FDA may require as of the Closing Date.

3.3Title Passage; Notification.

(a)Title Passage.  Upon the Closing, all of the right, title and interest of Seller in and to the Purchased Assets shall pass to Buyer.

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(b)Method of Delivery of Assets.  On the Closing Date, each of Buyer and Seller will submit to the FDA the separate notifications referred to in Section 3.2(f) and Section 3.2(g), respectively, as a submission to the Subject NDA, in each case under the cover letter substantially in the form attached hereto as Exhibit F.  Each Party shall provide to the other Party confirmation from the FDA of successful submission and a complete copy of such submission. Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that Seller is not making any representation or warranty regarding, and shall not be liable to Buyer or any other Buyer Indemnitee hereunder with respect to, the adequacy of the requirements set forth in this Section 3.3(b) to comply with Legal Requirements applicable to the transfer of the Priority Review Voucher as contemplated by this Agreement.

(c)Filings; Notifications.  Buyer and Seller agree to reasonably cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Purchased Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date, as follows:

4.1Organization, Standing and Power.  Seller is a corporation duly organized and validly existing under the laws of Sweden, and Albireo Pharma is a corporation duly organized and validly existing under the laws of the State of Delaware.  Seller has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets or Seller’s ability to consummate the Asset Purchase contemplated by this Agreement.

4.2Authority.  Each of Seller and Albireo Pharma has the requisite corporate power and authority to enter into and perform its respective obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of each of Seller and Albireo Pharma, and this Agreement has been duly executed and delivered by each of Seller and Albireo Pharma.  This Agreement, upon execution by all Parties, will constitute a valid and binding obligation of each of Seller and Albireo Pharma, enforceable against each of Seller and Albireo Pharma in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

4.3Noncontravention.  The execution and delivery by each of Seller and Albireo Pharma of this Agreement does not, and the consummation of the Asset Purchase contemplated hereby, including the transfer by Seller of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on any of the Purchased Assets, or

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(b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver (other than the Lender Notice) from any Person pursuant to, (i) any provision of the certificate of incorporation or bylaws or other charter documents of each of Seller and Albireo Pharma, in each case as amended to date, (ii) the Priority Review Voucher or the NDA Approval Letter, (iii) any Contract to which either of Seller or Albireo Pharma is a party or by which either of Seller or Albireo Pharma is bound which involves or affects in any way any of the Purchased Assets, or (iv) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller, Albireo Pharma or any of the Purchased Assets.

4.4No Consents.  Except for the letters referenced in Sections 3.2(f) and 3.2(g), the Lender Notice, and the filing of a Premerger Notification and Report Form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller or Albireo Pharma to enter into, perform its respective obligations under, and consummate the Asset Purchase contemplated by this Agreement.

4.5Title to Purchased Assets.  Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets (subject, prior to the Closing, to the Encumbrances pursuant to the credit documents described in the Lender Notice, which Encumbrances will be released at or prior to Closing), and owns and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances.  Seller has performed all actions, if any, necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets to Buyer pursuant to this Agreement.

4.6Contracts.  Except for this Agreement and the credit documents described in the Lender Notice, there is no Contract to which Seller, Albireo Pharma or any Affiliate of Seller or Albireo Pharma is a party that involves or affects, or is reasonably likely to involve or affect, the issuance of, ownership of, licensing of, title to, or use of any of the Purchased Assets.

4.7Compliance with Legal Requirements.  Each of Seller, Albireo Pharma and their respective Affiliates are, and at all times have been, in full compliance with each Legal Requirement that is or was applicable to (a) each of Seller’s, Albireo Pharma’s and their respective Affiliates’ conduct, acts or omissions with respect to any of the Purchased Assets, or (b) any of the Purchased Assets.  Neither Seller nor Albireo Pharma has received any written notice or other written communication from any Person, including the FDA, regarding any actual or alleged violation of, or failure to comply with, any such Legal Requirement applicable to clauses (a) and (b) above.

4.8Legal Proceedings.  There is no pending, or to the Knowledge of Seller, threatened, Proceeding, and to the Knowledge of Seller, there are no facts or circumstances applicable to Seller that could reasonably be expected to serve as a basis for a Proceeding involving Seller, Albireo Pharma or their respective Affiliates, in any such case (a) that involves or affects (or may involve or affect) the ownership of, licensing of, title to, ability to transfer, or use of any of the Purchased Assets (including by Buyer), or (b) challenging the Asset Purchase contemplated by this

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Agreement.  None of the Purchased Assets are subject to any Order of any Governmental Entity or arbitrator.

4.9Governmental Authorizations.  Neither Seller nor Albireo Pharma is required to hold any license, registration or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

4.10Revocation; Use of Transferred Rights.  The Priority Review Voucher has not been terminated, cancelled, revoked or used, and none of Seller, Albireo Pharma or any of their respective Affiliates has not done or omitted to do any act which act or omission would reasonably be expected to result in the termination, cancellation, revocation or use of the Priority Review Voucher.  There is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the NDA Approval Letter or in Section 529 of the FDCA (21 U.S.C. § 360ff), as interpreted by the FDA in the Rare Pediatric Disease Priority Review Vouchers Guidance for Industry – Draft Guidance issued in July 2019.  To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to preclude or interfere with (a) the transfer of the Purchased Assets to Buyer, or (b) Buyer’s ability to use the Purchased Assets to obtain Priority Review.  Seller has provided to Buyer true and complete copies of the NDA Approval Letter and any other material communications between Seller, Albireo Pharma or any of their respective Affiliates and the FDA regarding the Priority Review Voucher.

4.11Intent to Use.  None of Seller, Albireo Pharma or any of their respective Affiliates has filed or submitted to the FDA a notification of intent to use the Priority Review Voucher to obtain a Priority Review for any human drug or biologic application.

4.12No Broker.  Except for Jefferies LLC, the fees and expenses of which shall be paid by Seller at the Closing, there is no investment banker, broker, finder or other intermediary which has been authorized to act on behalf of Seller or Albireo Pharma who might be entitled to any fee or commission in connection with the Asset Purchase contemplated by this Agreement.

4.13Marketing.  Seller and/or Albireo Pharma has begun marketing in the United States the rare pediatric disease product for which the Priority Review Voucher was awarded, BYLVAY (odevixibat), within the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product to ensure the continued use of, or right to transfer, the Priority Review Voucher in the United States, and has continuously marketed such rare pediatric disease product in the United States since Seller initiated marketing of such product.  Each of Seller and Albireo Pharma and their respective Affiliates is complying, and since the date of the FDA approval of the rare pediatric disease product for which the Priority Review Voucher was awarded has complied, with any obligations or requirements set forth in the NDA Approval Letter as they relate solely to the Priority Review Voucher.

4.14No Other Representations and Warranties.  None of Seller, Albireo Pharma or any of their respective Affiliates or their respective Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, including with respect to merchantability or fitness for any particular purpose or in connection with the Purchased

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Assets or the accuracy or completeness of any information provided in connection with the Asset Purchase contemplated by this Agreement, except as otherwise expressly set forth in this ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Effective Date, as follows:

5.1Organization, Standing and Power.  Buyer is a corporation duly organized and validly existing under the laws of Switzerland.  Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the Asset Purchase contemplated by this Agreement.

5.2Authority.  Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer.  This Agreement, upon execution by all Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3Noncontravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the Asset Purchase contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the certificate of incorporation or bylaws of Buyer, in each case as amended to date, (b) any Contract to which Buyer is a party or by which it is bound which involves or affects in any way the Asset Purchase or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer.

5.4No Consents.  Except for the letters referenced in Sections 3.2(f) and 3.2(g) and the filing of a Premerger Notification and Report Form required under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

5.5Financing.  Buyer has, on the Effective Date, the financial capability and all sufficient cash on hand necessary to consummate the Asset Purchase contemplated by this

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Agreement on the terms and subject to the conditions set forth herein, and will have all such capability as of the Closing Date.

5.6No Broker.  Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the Asset Purchase contemplated by this Agreement.

5.7Non-Reliance.  Except for the representations and warranties expressly set forth in ARTICLE IV or in any other certificate or document delivered by or on behalf of Seller or any of its Affiliates pursuant to this Agreement, neither Seller nor any of its Affiliates or their respective Representatives makes, or has made, any representation or warranty, oral or written, express or implied, relating to Seller, the Purchased Assets or otherwise in connection with the Asset Purchase.  Except for the representations and warranties expressly set forth in ARTICLE IV or in any other certificate or document delivered by or on behalf of Seller or any of its Affiliates pursuant to this Agreement, Buyer has not relied, and is not relying, on any representation or warranty of Seller or any of its Affiliates relating to Seller, the Purchased Assets or otherwise in connection with the Asset Purchase.  Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the Asset Purchase contemplated by this Agreement, and that it is capable of evaluating the merits and risks of the Asset Purchase contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1Conditions Precedent of Buyer and Seller.  Each Party’s obligations to consummate the Asset Purchase contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)HSR Act.  The applicable waiting period under the HSR Act relating to the Asset Purchase contemplated by this Agreement shall have expired or been terminated.

(b)No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition issued or promulgated by a Governmental Entity preventing, prohibiting or materially restraining the consummation of the Asset Purchase contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the Asset Purchase contemplated by this Agreement illegal.

(c)No Governmental Litigation.  There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the Asset Purchase contemplated hereby.

6.2Buyer’s Conditions Precedent.  The obligations of Buyer to consummate the Asset Purchase contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

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(a)Accuracy of Representations.  Each of the representations and warranties made by Seller in this Agreement (other than the Seller Fundamental Representations) shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date.  Each of the Seller Fundamental Representations shall be true and correct in all respects at and as of the Effective Date and at and as of the Closing Date.

(b)Performance of Covenants.  All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate.  Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)No Regulatory Change.  There shall not have occurred and remain in effect any Regulatory Change.

(e)Deliverables.  Seller shall have made the applicable deliveries contemplated to be made by it pursuant to Section 3.2.

6.3Seller’s Conditions Precedent.  The obligations of Seller to consummate the Asset Purchase contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations.  Each of the representations and warranties made by Buyer in this Agreement (other than the Buyer Representations and Warranties) shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date.  Each of the Buyer Fundamental Representations shall be true and correct in all respects at and as of the Effective Date and at and as of the Closing Date.

(b)Performance of Covenants.  All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate.  Buyer shall have delivered to Seller a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)Deliverables.  Buyer shall have made the applicable deliveries contemplated to be made by it pursuant to Section 3.2.

ARTICLE VII

PRE-CLOSING COVENANTS AND AGREEMENTS

7.1Efforts; Antitrust.  The Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this

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Agreement as promptly as reasonably practicable.  Without limiting the generality of the foregoing, prior to the Effective Date, Seller and Buyer shall have filed, or caused their “ultimate parent entities” (as defined in the HSR Act) to have filed, the notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity for additional information or documentation.  In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (a) continue to furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with such filing or submission that is necessary under the HSR Act, and (b) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the applicable Governmental Entity.  The Parties shall have requested early termination of the waiting period under the HSR Act.

7.2Notification; Consultation.  Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (a) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 7.1 or the transactions contemplated by this Agreement, and (b) any request by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement.  The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.2 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.  In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties.  Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.  Nothing contained in this Agreement shall require any Party to disclose to the other Party or its outside counsel (i) documents filed pursuant to Item 4(c) and 4(d) of the Notification and Report Form under the HSR Act or communications regarding the same documents, (ii) information submitted in response to any request for additional information, documents which reveal such Party’s negotiating objectives or strategies regarding the transactions contemplated hereunder, (iii) information relating to businesses and investments of Buyer or its Affiliates, (iv) any information for which disclosure is prohibited by any Governmental Entity or applicable Legal Requirements or (v) any information for which disclosure would waive applicable legal privilege.

7.3No Divestiture.  Notwithstanding anything to the contrary set forth in Sections 7.1 and 7.2, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (a) (i) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings,

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intellectual property, or other interests, or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including, but not limited to, any requirements to enter into new Contracts or modify or terminate existing Contracts), or (b) any material modification or waiver of the terms and conditions of this Agreement.

7.4No Solicitation.  During the period from the Effective Date and continuing until the earlier of (a) the termination of this Agreement in accordance with ARTICLE IX, and (b) the Closing Date, neither Seller nor Albireo Pharma shall, nor shall either Seller or Albireo Pharma authorize, instruct, or permit any of their respecive Affiliates or any of their respective Representatives to, (i) solicit, initiate or encourage the submission of any proposal or indication of interest relating to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, (iii) accept any proposal or offer from any Person in respect of an Alternative Transaction or (iv) resolve to propose, propose or agree to do any of the foregoing.  Upon the execution of this Agreement, Seller, Albireo Pharma and their respective Affiliates shall immediately cease and cause to be terminated any existing discussions with any Person that are in respect of an Alternative Transaction.

7.5Other Covenants.  From the Effective Date until the earlier of (a) the termination of this Agreement in accordance with ARTICLE IX, and (b) the Closing Date, each of Seller and Albireo Pharma shall, and shall cause their respective Affiliates to (i) provide Buyer with  prompt written notification of it becoming aware of the occurrence of any Regulatory Change, (ii) not surrender or voluntarily forfeit the Priority Review Voucher, and (iii) not file or submit to the FDA a notification of intent to use the Priority Review Voucher, as described in Section 529(b)(4)(B)(i) of the FDCA (21 U.S.C. § 360ff(b)(4)(B)(i)).

ARTICLE VIII

INDEMNIFICATION

8.1Indemnification.

(a)Indemnification by Seller.  From and after the Closing, Seller and Albireo Pharma, jointly and severally, will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Liabilities, claims, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) arising out of or resulting from (i) any breach of Seller’s or Albireo Pharma’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Seller hereunder, and (iii) any Excluded Liabilities.

(b)Indemnification by Buyer.  From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages arising out of or resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations

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under this Agreement or any certificate delivered by Buyer hereunder, and (ii) Buyer’s, its Affiliates’, or any subsequent transferee’s use or ownership of the Purchased Assets.

(c)Survival.  The representations and warranties of Seller and Buyer under this Agreement, and liability for the breach thereof, shall survive the Closing and shall remain in full force and effect and terminate on the date that is twelve (12) months following the Closing Date, except that the Seller Fundamental Representations and the Buyer Fundamental Representations shall remain in full force and effect for a period of three (3) years following the Closing Date.  All covenants and agreements of Seller, Albireo Pharma and Buyer required to be performed prior to the Closing shall terminate at Closing, and all covenants and agreements required to be performed by Seller, Albireo Pharma and Buyer after the Closing shall survive the Closing until performed or as specified in such covenant or agreement.  No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the applicable survival periods set forth in this Section 8.1.  Notwithstanding the foregoing, if written notice of a Claim has been asserted in good faith and been given in the manner required by Section 8.2 prior to the expiration of the applicable survival period by the Party seeking indemnification for such Claim, then the relevant covenants, representations and warranties of the other Party shall survive as to such Claim until such Claim has been finally resolved pursuant to this ARTICLE VIII.

(d)Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered from (a) Seller and Albireo Pharma by Buyer Indemnitees pursuant to Section 8.1(a) shall equal the Purchase Price, and (b) Buyer by Seller Indemnitees pursuant to Section 8.1(b) shall equal the Purchase Price.  Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnified Party pursuant to a judgment with respect to a Third Party Claim (as defined in Section 8.2(b)), no Party hereto shall have any liability under any provision of this Agreement (including this ARTICLE VIII) for any punitive, incidental, special or indirect damages or damages for or otherwise based on business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.  Each Person entitled to indemnification hereunder will take commercially reasonable steps to mitigate all Damages after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.  Notwithstanding any other provision of this Agreement to the contrary, (i) Damages claimed hereunder will be reasonable and in good faith in light of the facts then known regarding such Damages, and (ii) if on the Closing Date the Indemnitee knows of any information that would cause one or more of the representations, warranties or covenants made by the Indemnitor to be inaccurate as of the date made, the Indemnitee will have no right or remedy after the Closing with respect to such inaccuracy and will be deemed to have waived its rights to indemnification in respect thereof.

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8.2Indemnification Procedures.

(a)A Person entitled to indemnification pursuant to Section 8.1 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall provide written notice to the Indemnitor of any claim for indemnification hereunder (a “Claim”) as soon as reasonably practicable after the Claim arises which notice shall include the facts constituting the basis for such claim for indemnification, the provisions of this Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee; provided, that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is materially prejudiced as a result of such failure to give notice.

(b)With respect to any Claim instituted or asserted by any Third Party (“Third Party Claim”), if the Indemnitor has acknowledged in writing to the Indemnitee the Indemnitor’s responsibility for defending such Third Party Claim and liability in respect thereof, the Indemnitor shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee.  If the Indemnitor does not elect to assume control of the defense of a Third Party Claim or if a diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the sole cost and expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed).  The Party defending such Third Party Claim shall keep the other Party apprised of all material developments with respect to such Third Party Claim and promptly provide the other Party with copies of all correspondence and documents exchanged by the Party defending the Third Party Claim and the opposing party(ies) to such litigation.  If the Indemnitor has elected to defend such Third Party Claim or if the Indemnitor has otherwise acknowledged in writing its responsibility for indemnifying a Third Party Claim, the Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(c)The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation.

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8.3Direct Claims.  A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice from the Indemnitee to the Indemnitor.  Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee.

8.4Exclusive Remedy.  From and after the Closing, except in the case of fraud, the sole and exclusive remedy of any Indemnitee for any Damages (including any Damages from Liabilities or claims for breach of contract, warranty, or otherwise and whether predicated on common law, statute, strict liability or otherwise) that such Indemnitee may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, including any inaccuracy, violation or breach of any representation and warranty contained in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, shall be indemnification in accordance with this ARTICLE VIII (subject to the applicable qualifications and limitations set forth in this Agreement).

8.5Adjustments.  Any amount paid under this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Legal Requirements.

ARTICLE IX

TERMINATION

9.1Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a)Upon the mutual written consent of Buyer and Seller; or

(b)By either Party, by written notice to the other Party, if the Closing has not occurred on or before 11:59 p.m., Eastern Standard Time, on the date that is forty-five (45) days following the Effective Date (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date; and, provided further, that if the failure of the Closing to occur by the Outside Date is due to any condition precedent to the Parties’ obligations to consummate the transactions contemplated by this Agreement set forth in Section 6.1 not being satisfied, then the Outside Date shall be automatically extended by twenty-five (25) days.

9.2Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall become void and of no further force or effect and there shall be no liability on the part of Buyer or Seller, except for Damages resulting from any willful and intentional breach prior to termination of this Agreement by Buyer or Seller, as applicable, except that (a) the provisions of this Section 9.2, ARTICLE I and ARTICLE XI  shall

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survive the termination of this Agreement and shall remain in full force and effect, and (b) the Mutual Confidentiality Agreement shall survive termination in accordance with its terms.

ARTICLE X

ADDITIONAL COVENANTS

10.1Further Assurances.

(a)The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates or their respective successors and assigns, of the Priority Review Voucher to obtain Priority Review in accordance with its terms and applicable Legal Requirements.

(b)Without limiting the foregoing, Buyer, on the one hand, and Seller and Albireo Pharma, on the other hand, agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment from Seller to Buyer of the Purchased Assets.

10.2Compliance with Legal Requirements.  Seller, Albireo Pharma and their respective Affiliates shall materially comply with all Legal Requirements applicable to such Persons (as the sponsor of the rare pediatric disease product and, through the Closing, as the owner of the Priority Review Voucher) pertaining to the use or transfer of the Priority Review Voucher.  Each of Seller and Albireo Pharma shall forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity to the extent relating to or otherwise materially impacting the Priority Review Voucher; provided that Seller may redact any portion of such written communications or other notices that is not relevant to the Priority Review Voucher.

10.3Marketing.  Each of Seller and Albireo Pharma and their respective Affiliates shall continue to comply with any obligations or requirements set forth in the NDA Approval Letter as they relate solely to the Priority Review Voucher.

10.4Nondisclosure.  The Parties acknowledges that they remain bound by the Mutual Confidentiality Agreement.

10.5Disclosures Concerning this Agreement.  The press release with respect to the execution of this Agreement that is attached as Exhibit G hereto shall be issued by Seller on September 7, 2021.  Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s)

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securities are traded); provided, that the Party intending to disclose such information shall use reasonable efforts to provide the other Party with advance notice of such required disclosure, and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party); and, provided further, that except as required by applicable Legal Requirement, in no event shall any public announcements or other public disclosures concerning this Agreement or the Asset Purchase include the identity of Buyer or any of its Affiliates.  Notwithstanding the foregoing, but subject in all events to the foregoing proviso with respect to the prohibition on disclosing the identity of Buyer or any of its Affiliates, without the prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement.  Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly-traded company, is legally obligated to make timely disclosures of material events relating to its business.  The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission; provided, that if a Party is obligated to so file a copy of this Agreement, such Party shall prepare a proposed redacted version thereof and request confidential treatment thereof.

ARTICLE XI

GENERAL PROVISIONS

11.1Transfer Taxes and Fees.  Any and all transfer Taxes assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder (“Transfer Taxes,” which, for the avoidance of doubt, does not include any Indirect Taxes), shall be shared equally by the Parties, regardless of which Party such Transfer Taxes are assessed against.  For the avoidance of doubt, any income Taxes of Seller due as a result of the Asset Purchase shall be the sole liability of Seller, and the agreement with respect to value added Taxes is set forth in Section 2.3.

11.2Priority Review Fee.  The priority review fee described in section 529(c) of the FDCA (21 U.S.C § 360ff(c)) (the “Priority Review Fee”) and all other user fees under the FDCA applicable to the human drug application for which the Priority Review Voucher is redeemed following the Closing shall be borne exclusively by Buyer, its Affiliates or any subsequent transferee of the Priority Review Voucher.  In any event, following the Closing Seller shall have no liability or obligation for any such fees.

11.3Notices.  Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received:  (a) when delivered by hand; (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service; or (c) upon confirmation of receipt during normal business hours on a Business Day or, if received after normal business hours, on the next Business Day, after being sent by electronic mail, in any case to the address or electronic mail address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 11.3):

(i)if to Buyer, to:

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Ares Trading SA

Zone industrielle de l’Ouriettaz

1170 Aubonne

Switzerland

Attention: [***]

Email:[***]

with a copy (which shall not constitute notice) to:

[***]

[***]

[***]

And with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

Attention:  [***]

Email: [***]

(ii)if to Seller or Albireo Pharma, to:

Albiero Pharma, Inc.

10 Post Office Square

Boston, MA 02109

Attention:  Jason Duncan, Chief Legal Officer & General Counsel

Email:  jason.duncan@albireopharma.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention:Megan Gates

E-mail:  MGates@mintz.com

11.4Construction.

(a)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(c)Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

11.5Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.6Entire Agreement.  This Agreement, including all exhibits attached hereto and the Mutual Confidentiality Agreement, sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.

11.7Assignment.  No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent.  Any attempt to assign this Agreement without such consent will be null and void.  Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party:  (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party.  For the avoidance of doubt, no assignment made pursuant to this Section 11.7 shall relieve the assigning Party of any of its obligations under this Agreement.  Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s respective successors and permitted assigns.

11.8Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties.  The Parties shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

11.10Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.  The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware solely

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and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.11WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE ASSET PURCHASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS SECTION 11.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE ASSET PURCHASE AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.12Amendment; Extension; Waiver.  Subject to the provisions of applicable Legal Requirements, the Parties may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties.  At any time, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

11.13Representation by Counsel; Interpretation.  Seller and Albireo Pharma, on the one hand, and Buyer, on the other hand, each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

11.14No Benefit to Third Parties.  Except as provided in ARTICLE VIII, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

11.15Expenses.  Except as otherwise expressly set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred in connection with this Agreement and the Asset Purchase contemplated by this Agreement.

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[Signatures on Following Page]

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IN WITNESS WHEREOF, each of Buyer, Seller and Albireo Pharma has caused this Asset Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ARES TRADING SA

By:	/s/ Cédric Hyde
Name:	Cédric Hyde
Title:	Authorized Representative

ALBIREO AB

By:	/s/ Ronald H.W. Cooper
Name:	Ronald H.W. Cooper
Title:	Authorized Signatory

ALBIREO PHARMA, INC.
(For the purposes of ARTICLES VI, VIII, X
and XI)

By:	/s/ Ronald H.W. Cooper
Name:	Ronald H.W. Cooper
Title:	President

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